Exhibit 99.1

LogicVision Reports Management Changes

SAN JOSE, Calif. – October 14, 2008 – LogicVision, Inc. (NASDAQ: LGVN), a leading provider of semiconductor built-in-self-test (BIST) and diagnostic solutions, today announced that, as part of its expense reduction efforts, three of its executive officers will be leaving the Company and their duties will be assumed by existing employees. The three departing executives are Bruce M. Jaffe, Vice President, Finance and CFO, Farhad Hayat, Vice President, Marketing, and Ronald H. Mabry, Vice President, Field Operations and Application Engineering.

Mei Song, LogicVision’s controller, has been promoted to Vice President, Finance and CFO and will assume the duties of Mr. Jaffe. Fadi Maamari, LogicVision’s Vice President, Engineering, has been promoted to Chief Operating Officer and will assume the duties of Mr. Hayat. James T. Healy, LogicVision’s President and CEO, will assume the duties of Mr. Mabry.

“Due to market uncertainties and to achieve our goals of profitability and positive cash flows from operations, we concluded that we needed to reduce further our operating expenses,” said James T. Healy, President and CEO. “We are not changing our guidance for the last quarter; and we expect that our cash, cash equivalents and investments will be in the range of $7.0 million. We will provide fourth quarter guidance during our earnings release call at 2:00 P.M. Pacific time on Tuesday, October 21, 2008.”

About LogicVision Inc.
LogicVision (NASDAQ: LGVN) provides proprietary technologies for embedded test and yield learning that enable more efficient manufacturing test of complex semiconductors. LogicVision’s embedded test solutions allow integrated circuit designers to embed test functionality into a semiconductor design that is used during semiconductor production test and throughout the useful life of the chip. The company’s advanced Design for Test (DFT) product line, ETCreate, works together with Silicon Insight applications and Yield Insight to improve profit margins by reducing device field returns and test costs, accelerating silicon bring-up times and shorten both time to market and time to yield. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

FORWARD LOOKING STATEMENTS:
Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s outlook, the Company’s ability to achieve positive cash flow and profitability, and the Company’s cash, cash equivalents and investments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the completion of the review of the Company’s third quarter 2008 financial statements, the possibility that orders could be modified or cancelled, existing customer orders may not be renewed, existing customers may not expand their use of the Company’s products or increase their adoption of the Company’s products, new customers may not adopt or expand their use of the Company’s products, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, whether customers accept the Company’s new and existing products, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

Contacts:

LogicVision Contact:
Jim Healy
LogicVision
(408) 452-2472
investorrelations@logicvision.com